EXHIBIT 10.1

                            Quad Systems Corporation
                               2405 Maryland Road
                                Willow Grove, PA
                                      19090

March 30, 1998


HAND DELIVER


Mr. David W. Smith
934 Park Avenue
Wycombe, PA  18980-0329

Re:  Severance Agreement and General Release

Dear David:

As you know, we would like to resolve all aspects of your separation from Quad Systems Corporation (the "Company") on an amicable basis. To meet those goals, we propose the following:

         A. Your employment with the Company will terminate effective March 30, 1998 without cause. You hereby resign as President and Chief Executive Officer of the Company and as any other officer of the Company or any of its subsidiaries or affiliates. You also hereby resign as a director of the Company.

         2. In consideration for your General Release set forth below in Paragraph 4, and in compliance with the Company's Executive Severance Pay Plan effective January 26, 1996 attached hereto (the "Plan"), the Company shall:

                  (a) Pay you the gross amount of $3,763.46 per week, less usual withholding, for a period of thirty six
                           (36)weeks, in accordance with the Company's normal payroll practices, subject to the terms and conditions of the Plan, pursuant to which these payments are made.

                  (b) Pay the cost of your coverage in the Company's group health and dental program during the period in which payments are made under Paragraph 2(a) above on the same basis as for employees of the Company. Your usual contribution for coverage will be due from you during this period. Your coverage shall be pursuant to terms, conditions and requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

         3. Regardless of whether you enter into this letter agreement:

                  (a) You have the right to continue participation in the Company's group health and dental program at your expense pursuant to and subject to the requirements and limitations of COBRA. (You will receive notification of your COBRA rights under separate cover.)

                  (b) All other benefits coverage will cease immediately. You will be provided with information describing any rights you may have to convert from group to individual coverage.

                  (c) You will receive two (2) weeks' severance pay. No bonus, commission, options, or other compensation or benefits are or will become due.

         4. In consideration for the Company's undertakings set forth above in Paragraph 2(a) and (b) above, intending to be legally bound, you ("Employee") release and forever discharge the Company, its past, present and future officers, directors, attorneys, employees, owners, subsidiaries, divisions, affiliates, and agents and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "Claims"), known or unknown, which you, your heirs, agents, successors or assigns ever had, have or thereafter may have against Releasees arising out of any matter, occurrence or event existing or occurring prior to the execution of the General Release, including without limitation: any claims relating to or arising out of Employee's employment with and/or termination of employment with the Company; any claims for unpaid or withheld wages, severance, benefits, commissions, bonuses and/or other discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, sexual preference or any other factor prohibited by federal, state or local law (such as the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, and the Pennsylvania Human Relations Act); any whistleblower and/or retaliation claims; and/or any claims under the Employee Retirement Income Security Act; and/or any common law claims, including, but not limited to, breach of contract, negligence, libel, breach of covenant of good faith and fair dealing, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

         5. You agree that at all times the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

         6. You agree to pay any and all federal, state and local taxes assessed against you with respect to any consideration received pursuant to this Agreement to the extent not already withheld.

         7. You acknowledge and agree that the money and other benefits you will receive under Paragraph 2(a) and (b) above are in accordance with the Plan and otherwise are in excess of the money and benefits to which you otherwise would be entitled, and that the amount of such excess is sufficient consideration to support the General Release in Paragraph 4 above and all other commitments in this Agreement.

         8. This Agreement and the Plan embody the complete understanding and agreement between the parties hereto and supersedes any and all prior agreements between the parties, oral or written, express or implied.

         9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. You expressly waive any rule or custom requiring construction against the drafter of the document.

         10.  If  any  provision  of  this  Agreement  is  deemed   unlawful  or
unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

         11. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged and advised to review this Agreement, including the General Release, with an attorney of your choice, at your expense regarding the meaning and binding effect of each term of this Agreement prior to executing this Agreement; (c) you understand the meaning and effect of the terms of this Agreement, including the General Release; (d) you were given not less than twenty-one (21) days from today to determine whether you wished to enter into and execute this Agreement, including the General Release; (e) the entry into and the execution of this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed herein has been made to you; and (g) you agree that any changes to this Agreement, whether material or immaterial, will not restart the 21 day period described above.

         12. Please note that if you sign this Agreement, you will retain the right to revoke it for seven (7) days. The Agreement shall not be effective until the revocation period has expired. To revoke this Agreement, you must send a certified letter to the Board of Directors, Quad Systems Corporation, 2405 Maryland Road, Willow Grove, PA 19090, Attn: David H. Young.

If you agree with the proposed terms set forth above, please sign this letter indicating your understanding and agreement.

                                                       QUAD SYSTEMS CORPORATION


                                                       By:    /s/ David Young
                                                       David H. Young, Director


AGREED, UNDERSTOOD AND ACCEPTED:


/s/ David W. Smith                               List provided to Vah Erdekian
David W. Smith                                   Tues morning for consideration
                                                 DWS 3-31-98

3-31-98
Date

                            Quad Systems Corporation
                               2405 Maryland Road
                                Willow Grove, PA
                                      19090


April 7, 1998


HAND DELIVER

Mr. David W. Smith
934 Park Avenue
Wycombe, PA  18980-0329

Re:  Amendment to Severance Agreement and General Release

Dear David:

In response to your recent requests regarding the March 31, 1998 letter agreement between Quad Systems Corporation (the "Company") and you (the "Original Agreement"), the Company, in this letter (the "Amendment") proposes to amend the Original Agreement as set forth herein. The Amendment incorporates the Original Agreement and the "Plan" (as defined in the Original Agreement) as though fully set forth herein. To the extent the terms of the Amendment conflict with terms of the Original Agreement and the Plan, the terms of the Amendment shall control. This letter hereby revokes the offers and all other terms contained in the first letter sent to you on March 31, 1998 after execution of the Original Agreement, proposing to amend the Original Agreement (the "Proposed Amendment") and the Proposed Amendment therefore has no further force or effect.

         1. Effective March 31, 1998 you have resigned as President and Chief Executive Officer of the Company and as any other officer of the Company or any of its subsidiaries or affiliates. You also resigned as a director of the Company effective on that date. For purposes, however, of salary, benefits and vesting of stock option grants, your employment otherwise terminated effective as of 5 p.m. Philadelphia time on April 3, 1998. You may continue to use the Company cellular phone you have been using, at Company expense, until July 31, 1998.

         1. In Paragraph 2(a) of the Original Agreement,  the words "twenty-four
(24) weeks" are deleted and replaced with the words "fifty-two (52) weeks, commencing April 6, 1998." Subject to the provisions of Paragraph 6 of the Amendment, the last sentence of Section 4.1 of the Plan (under which "Severance Pay" (as defined in the Plan) need not be paid after you begin full-time employment) shall not apply to "Severance Pay" (as defined in the Plan) paid to you under the Original Agreement and the Amendment. Paragraph "A" of the Original Agreement is hereby amended to be identified as Paragraph "1."

         2. Under  Paragraph 3 of the Original  Agreement,  if, during the seven
(7) day period referenced in the Original Agreement, you elect to revoke the General Release set forth in Paragraph 4 of the Original Agreement and revoke acceptance of the separation payments and other benefits described in Paragraph 2 of the Original Agreement, you will not receive any of such separation payments and other benefits and instead, the following will apply to you:

                  (a) You have the right, after such revocation, to continue participation in the Company's group health and dental program at your expense pursuant to and subject to the requirements and limitations of COBRA. (You will receive notification of your COBRA rights under separate cover.)

                  (b) All other benefits coverage will terminate effective as of 5 p.m. Philadelphia time on April 3, 1998. You will be provided with information describing any rights you may have to convert from group to individual coverage.


                    (c) You will receive two (2) weeks' severance pay, covering the two weeks after the week ending April 3, 1998. No bonus, commission, options, or other compensation or benefits otherwise are or will become due; provided, however, that with respect to deferred compensation as set -------- ------- forth in the Company's Supplemental Deferred Compensation Plan, as amended, and its associated "rabbi" trust (collectively, the "Deferred Compensation Plan"), filed as exhibits to the Company's reports to the Securities and Exchange Commission ("SEC") and of which you have previously received copies, and with respect to the Company's 1993 Stock Incentive Plan, as amended (the "Option Plan") (which Option Plan has been filed as an exhibit to the Company's periodic reports to the SEC and of which you have previously received a copy) or any option document evidencing grants of options made to you under the Option Plan prior to the date of the Original Agreement and of which you received copies (collectively, "Options"), your rights with respect to your termination of employment with the Company effective April 3, 1998 will be as set forth in the Deferred Compensation Plan, the Option Plan and the agreements evidencing the Options (the "Option Documents").
                    3. In consideration for your undertakings in the Original Agreement and the Amendment and pursuant to the Plan, and in addition to your General Release set forth in Paragraph 4 of the Original Agreement, the Company, intending to be legally bound, hereby releases and forever discharges you, your heirs, agents, successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, charges, causes of action or claims of any kind (collectively, "Claims"), known or unknown, which the Company, its agents, successors or assigns ever had, have or thereafter may have against Releasees arising out of any matter, occurrence or event existing or occurring prior to the execution of the General Release in the Original Agreement, including without limitation: any claims relating to or arising out of your employment with and/or termination of employment with the Company, except as otherwise provided in the Original Agreement, the Amendment, the Plan, the Deferred Compensation Plan, the Option Plan, the Option Documents or any other document to which you are a party, regarding benefits or conditions of employment (collectively, the "Governing Documents").

         4. Notwithstanding anything to the contrary set forth in any of the Original Agreement, the Amendment, the Plan, the Option Plan or any Option Document, upon execution and acceptance of the Amendment, the Board of Directors, in exercise of the authority of the Board of Directors under the Option Plan, hereby amends the Options and the related Option Documents so that Options that would have vested if you were employed by the Company during the period from March 31, 1998, up to and including April 3, 1999 (the "Vesting Termination Date"), if any, shall be treated as though you were employed by the Company on the Vesting Termination Date. Any such vesting Options shall be exercisable as "incentive stock options" under the Internal Revenue Code of 1986, as amended (the "Code") (to the extent they otherwise so qualify under the Code) until June 29, 1998, and from June 30, 1998 until the Vesting Termination Date, such vesting Options shall be exercisable as options not qualifying as "incentive stock options," under the Code, until 5 p.m. Philadelphia time on the Vesting Termination Date.

         5. In consideration of the increase in your severance payments set forth in the Amendment over that set forth in the Original Agreement, and in consideration of the extension of vesting of Options set forth in this Amendment, you agree to make yourself reasonably available for and to render consulting services (collectively, "Consulting Services") to the Company, as an independent contractor without the authority to bind the Company, with respect to such matters and as and to the extent the Company and its respective officers, directors, agents, employees, representatives and consultants may request, including without limitation, to be of assistance to the Company and to third parties that contact you or the Company with any interest in concluding any strategic alliance with the Company or in purchasing all or any portion of the Company's assets or in making any investment in equity of the Company representing a 5% or greater interest in the Company or in proposing any merger between such third party and the Company or any of its subsidiaries (collectively, "Strategic Alternatives"), it being understood that the Company may not necessarily engage in any such Strategic Alternative, that no irretrievable decision regarding any Strategic Alternative has been made by the Company and that various Strategic Alternatives continue to be considered. Such Consulting Services shall include providing oral or written reports to the Company's Board of Directors (or a representative thereof designated by the Board which the Board may designate and notify you of) regarding any meetings or communications by or with any such third parties making inquiry with respect to any Strategic Alternative, whether such third party is identified to you by the Company or communicates with you directly. You agree that unless otherwise requested or agreed in advance by the Company's Board of Directors, upon execution of the Amendment, you will immediately cease all oral or written communications with current and former employees, customers of, or suppliers to, the Company (collectively, "Company Contacts"). You agree to render Consulting Services, to the best of your ability, as a means and for the purpose of seeking to maximize the value of the Company to its shareholders. Notwithstanding the second sentence of Paragraph 2 of the Amendment, if at any time a majority of the Company's Board of Directors, in such majority's sole discretion, determines that you have failed to provide Consulting Services in compliance with the terms of this Paragraph 6, or otherwise have failed to comply with any of the terms of the Original Agreement, the Amendment or any other Governing Document, including, without limitation, any of: (i) failing to render Consulting Services and information to third parties exploring Strategic Alternatives as identified to you by the Company or (ii) failing to report any communications you have or receive from anyone with any interest in exploring Strategic Alternatives (other than any current directors or executive officers of the Company) or (iii) contacting or responding to any Company Contact in any manner deemed unfavorable to the Company, its officers or directors or its shareholders, or (iv) rendering Consulting Services in a manner inconsistent with the best interests of the Company's shareholders or the Company, then upon written notice to you from a majority of the Board of Directors, (A) the Company will no longer request and you will cease providing any Consulting Services, (B) the Company will no longer be required to provide and you will no longer receive any additional "Severance Pay" (as defined in the Plan) after the date of such notice and (C) all Options will be governed by the Option Documents and other Governing Documents, with only such rights as existed thereunder prior to the execution of the Original Agreement, with none of the amendments set forth in the Original Agreement and this Amendment, such rights of the Company to cease the payment of Severance Pay and receipt of Consulting Services not to constitute an election of remedies.

         6. You agree that at all times the existence, terms and conditions of the Original Agreement, as amended by the Amendment (collectively, the "Agreement") will be kept secret and confidential and will not be disclosed voluntarily to any third party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto. You also agree that you will not, in any oral or written form, make any statements that would adversely affect the business or reputation, or would otherwise disparage, any of the Company, its products or any of its current, past or future officers or directors.

         7. You agree to pay any and all federal, state and local taxes assessed against you with respect to any consideration received pursuant to this Agreement to the extent not already withheld.

         8. The Original Agreement, the Amendment, the Plan and all other Governing Documents embody the complete understanding and agreement between the parties hereto and supersedes any and all prior agreements between the parties, oral or written, express or implied.

         9. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. You expressly waive any rule or custom requiring construction against the drafter of the document.

         10.  If  any  provision  of  this  Agreement  is  deemed   unlawful  or
unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

         11. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged and advised to review this Agreement, including the General Release, with an attorney of your choice, at your expense regarding the meaning and binding effect of each term of this Agreement prior to executing this Agreement; (c) you understand the meaning and effect of the terms of the General Release contained in Paragraph 4 of the Original Agreement and the other terms of the Original Agreement and the Amendment; and (d) you have voluntarily resigned as President, Chief Executive Officer and a director of the Company and that such resignation was not prompted by any disagreement you had with the Board of Directors regarding proposed decisions with respect to the Company other than proposed changes in the certain persons holding office as executive officers of the Company.

         12. This Amendment may be executed in one or more counterparts, including by facsimile, and once executed by both parties shall be binding upon both parties, their heirs, successors and assigns.

         The Company also hereby notifies you that, notwithstanding any contrary provisions in the Original Agreement, the Company hereby extends, until 5 p.m. on April 10, 1998, the seven (7) day period referred to in the Original Agreement, which was provided to you in compliance with the Older Workers Benefit and Protection Act, pursuant to which you may revoke your agreement providing the General Release contained in Paragraph 4 of the Original Agreement and acceptance of the severance payment and other benefits referred to in the Original Agreement during such seven (7) day period and that you may exercise such revocation right by delivering to the Company a notice of such revocation addressed to the Company and its Board of Directors, no later than 5 p.m. on April 10, 1998, by hand or by facsimile (with answerback received and telephonic confirmation to you of receipt of such revocation notice by an executive officer of the Company or by Dominique Badel).

If you agree with the proposed terms set forth above, please sign this letter indicating your understanding and agreement.

                                                      QUAD SYSTEMS CORPORATION


                                                      By:  /s/David Young
                                                      David H. Young, Director


AGREED, UNDERSTOOD AND ACCEPTED:


/s/ David W. Smith
David W. Smith


4/17/98
Date